Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS
ScottsMiracle-Gro Announces Record Full-Year Financial Results;
Sales Improve 14%, Adjusted Net Income Increases 20%
•	Adjusted earnings per share: $2.62; Reported earnings per share: $1.96

•	North America full-year sales increase 15%, Scotts LawnService up 29%

•	Consumer purchases increase 10%, including 14% improvement in lawn fertilizer

•	Company reiterates earnings guidance of 10-12% growth for fiscal 2007
MARYSVILLE, Ohio (October 26, 2006) — The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced record results for fiscal 2006, including a 20 percent increase in adjusted net income and a 14 percent increase in company-wide sales.
     Full-year reported net income improved 35 percent from the previous year. Sales increased 7 percent — in line with the Company’s expectations — when excluding the impact of acquisitions and the accelerated recognition of the deferred Roundup purchase obligation in 2005. Consumer purchases of the Company’s products with its largest retail partners improved 10 percent for the year, with improvements in nearly every segment.
     “Our results for 2006 are a testament to the continued strength of our brands and the momentum of the lawn and garden category,” said Jim Hagedorn, chairman and chief executive officer of ScottsMiracle-Gro. “Consumers remained engaged in the category and focused on our brands to help them meet their lawn and garden needs. Additionally, a disciplined focus on expense control helped us successfully navigate higher commodity markets and other pressures. Delivering 20 percent earnings growth in any year is a major accomplishment — but it is especially satisfying in the current economic environment.”
     In addition to record sales and earnings, 2006 highlights include continued strong controls over selling, general and administrative expenses.
     “Our financial position and capital structure are extremely strong, giving us continued flexibility in managing our business,” said Dave Evans, chief financial officer. “Entering 2007 we will continue to use this flexibility to pursue strategic growth opportunities and explore ways to return a more significant amount of cash to our shareholders.”
FULL YEAR RESULTS
     On a company-wide basis, sales improved 14 percent to $2.7 billion. Sales for the core North American business improved 15 percent for the year to $1.9 billion, or 8 percent, when excluding the impact of acquisitions. This increase is in line with consumer purchases. According to point-of-sale data provided by the Company’s largest retail partners, consumer purchases increased in nearly every category. Purchases of lawn fertilizer improved 14 percent and growing media increased 18 percent. Consumer purchases of plant food improved by 11 percent, driven by the launch of Miracle-Gro LiquaFeed, the Company’s most successful new product launch ever. In controls, Roundup purchases declined 4 percent and Ortho increased 4 percent.
     Scotts LawnService, which increased its customer count for the year by 12 percent to nearly 450,000, continued to benefit from high customer retention rates. It reported sales of $205.7 million, a 29 percent increase from 2005. Smith & Hawken sales increased 6 percent to $169.2 million.
     International sales decreased 5 percent to $408.5 million, which was a 2 percent decrease when excluding the impact of foreign exchange rates.
     Gross margin for the full year declined 90 basis points to 35.4 percent and was impacted by higher commodity costs and trade program spending, as well as the unfavorable impact of product mix and acquisitions.
     Selling, general and administrative expenses (SG&A) increased less than 1 percent for the year, even after a 12 percent increase in advertising spending. The improvement was due to a year-long focus on expense control as well as the benefits associated with Project Excellence, a cost savings initiative implemented in 2005.
     Earnings before interest, taxes, depreciation and amortization (EBITDA) was $385.9 million, compared with $291.5 million in 2005. The Company excludes impairment charges and results from discontinued operations from this calculation, consistent with its debt covenant.

     Adjusted net income for the full year, excluding impairment, restructuring and other charges, increased 20 percent to $181.9 million, or $2.62 per share, compared with $151.4 million, or $2.21 per share, a year earlier. Reported net income was $135.9 million, or $1.96 per share, compared with $100.6 million, or $1.47 per share, in 2005.
     “Our record results for 2006 give us great momentum entering next year,” Hagedorn said. “To maintain that momentum, we must focus even more intensely in improving gross margins, free cash flow and return on invested capital. These critical metrics will be the key to driving long-term shareholder value and will be factored into our strategic planning efforts for 2007 and beyond.”
FOURTH QUARTER RESULTS
     For the quarter, company-wide sales increased 21 percent to $492.1 million. Organic growth in the quarter was 9 percent, acquisitions were 11 percent and foreign exchange rates added 1 percent to sales growth. The North American consumer business reported 22 percent sales growth for the quarter to $318.1 million. Excluding the impact of acquisitions, the business grew 5 percent in the quarter.
     Consumer purchases of the Company’s products increased 11 percent during the quarter, led by a 23 percent improvement in growing media, 23 percent in lawn fertilizer and 11 percent in plant food. Purchases of Ortho and Roundup products each increased 3 percent in the fourth quarter.
     Scotts LawnService reported a 34 percent sales increase in the quarter to $77 million as it benefited from a strong fall marketing campaign. Smith & Hawken sales increased 18 percent to $41.8 million. International sales improved 3 percent to $55.5 million, which was a 2 percent decline excluding the impact of foreign exchange rates.
     Gross margins quarter declined 330 basis points to 30.5 percent. Acquisitions resulted in a 110 basis point reduction in gross margins in the quarter. Commodity prices, trade programs, product mix and a variety of smaller items contributed to the remainder of the decrease. SG&A increased 8 percent in the quarter and includes approximately $4 million in expenses related to recent management changes.
     The Company also recorded a non-cash impairment charge of $60 million primarily related to trade names and goodwill in its International consumer business. This charge resulted from the recent re-evaluation of this business following the 2006 results and the Company’s revised expectations for the business in future years. The amount of the charge remains an estimate until the evaluation is complete and the Company files its Form 10-K in December.
     EBITDA was $18.7 million compared with $12.5 million a year earlier.
     Excluding impairment, restructuring and other charges, ScottsMiracle-Gro reported an adjusted net income in the quarter of $1.6 million, or $0.02 per share, compared with an adjusted net loss of $700,000, or $0.01 per share, a year earlier. On a reported basis, the Company recorded a loss in the quarter of $39.4 million, or $0.59 per share, compared with a loss of $8.4 million, or $0.13 per share, in 2005.
     “We remain extremely pleased with the strength of our core business and the growth of Scotts LawnService,” Hagedorn said. “As we refine our budget assumptions for next year, we continue to believe net income in 2007 should grow in a range of 10 to 12 percent.”
     ScottsMiracle-Gro said it would elaborate on its outlook for fiscal 2007 at its Annual Analysts Meeting on December 12, 2006 in New York City.
     The Company will discuss its fourth quarter and full-year results during a Webcast and conference call at 10:00 a.m. Eastern Time today. This call will be available live on the Investor Relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.
     An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the Web site for at least 12 months.
About ScottsMiracle-Gro
With more than $2.7 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.

Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company’s management, and the company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:
•	Adverse weather conditions could adversely affect our sales and financial results;

•	Our historical seasonality could impair our ability to pay obligations as they come due and operating expenses;

•	Our substantial indebtedness could adversely affect our financial health;

•	Public perceptions regarding the safety of our products could adversely affect us;

•	The loss of one or more of our top customers could adversely affect our financial results because of the concentration of our sales to a small number of retail customers;

•	The expiration of certain patents could substantially increase our competition in the United States;

•	Compliance with environmental and other public health regulations could increase our cost of doing business; and

•	Our significant international operations make us more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.
Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Vice President
Investor Relations & Corporate Communications
937-578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three and Twelve Months
Ended September 30, 2006 and September 30, 2005
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 10

		Three Months Ended			Twelve Months Ended
		September 30,	September 30,	%	September 30,	September 30,	%
	Footnotes	2006	2005	Change	2006	2005	Change
Net sales		$492.1	$408.2	21%	$2,697.1	$2,369.3	14%
Cost of sales		342.1	270.7		1,741.1	1,509.2
Cost of sales — restructuring and other		—	(0.4)		0.1	(0.3)

Gross profit		150.0	137.9	9%	955.9	860.4	11%
% of sales		30.5%	33.8%		35.4%	36.3%

Operating expenses:
Selling, general and administrative		147.5	136.8	8%	636.9	633.8	0%
Impairment, restructuring and other charges		62.7	10.2		70.5	33.2	112%
Other income, net		(2.2)	(1.1)		(9.2)	(7.5)

Total operating expenses		208.0	145.9	43%	698.2	659.5	6%

Income (loss) from operations		(58.0)	(8.0)		257.7	200.9	28%
% of sales		-11.8%	-2.0%		9.6%	8.5%

Costs related to refinancings		—	1.3		—	1.3
Interest expense		6.8	6.7		39.6	41.5

Income (loss) before taxes		(64.8)	(16.0)		218.1	158.1	38%

Income tax expense (credit)		(25.4)	(7.6)		82.2	57.7

Income (loss) from continuing operations		(39.4)	(8.4)		135.9	100.4	35%
Income from discontinued operations		—	—		—	(0.2)

Net income (loss)		$(39.4)	$(8.4)		$135.9	$100.6	35%

Basic income (loss) per share	(1)	$(0.59)	$(0.13)		$2.01	$1.51	33%

Diluted income (loss) per share	(2)	$(0.59)	$(0.13)		$1.96	$1.47	33%

Common shares used in basic income (loss)per share calculation		66.8	67.4	-1%	67.5	66.8	1%

Common shares and potential common shares used in diluted income (loss) per share calculation		66.8	67.4	-1%	69.4	68.6	1%

EBITDA	(3)	$18.7	$12.5	50%	$385.9	$291.5	32%

Results of operations excluding restructuring, refinancing charges, loss on impairment:

Adjusted net income (loss)		$1.6	$(0.7)		$181.9	$151.4	20%

Adjusted diluted income (loss) per share	(2)	$0.02	$(0.01)		$2.62	$2.21	19%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales by Segment — Three and Twelve Months
Ended September 30, 2006 and September 30, 2005
(in millions)
(unaudited)

	Three Months Ended
	September 30,	September 30,
	2006	2005	% Change
North America	$318.1	$261.8	22%
Scotts LawnService	77.0	57.5	34%
International	55.5	54.1	3%
Corporate & Other	41.5	34.8	19%

Consolidated	$492.1	$408.2	21%

	Twelve Months Ended
	September 30,	September 30,
	2006	2005	% Change
North America	$1,914.5	$1,668.1	15%
Scotts LawnService	205.7	159.8	29%
International	408.5	430.3	-5%
Corporate & Other	168.4	111.1	52%

Consolidated	$2,697.1	$2,369.3	14%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
September 30, 2006 and September 30, 2005
(Unaudited)
(in millions)

	September 30,	September 30,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$48.1	$80.2
Accounts receivable, net	380.4	323.3
Inventories, net	409.2	324.9
Prepaid and other current assets	104.3	59.4

Total current assets	942.0	787.8

Property, plant and equipment, net	367.6	337.0
Goodwill, net	450.8	432.9
Other intangible assets, net	437.2	439.5
Other assets	25.2	21.7

Total assets	$2,222.8	$2,018.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$6.0	$11.1
Accounts payable	200.4	151.7
Other current liabilities	289.8	323.4

Total current liabilities	496.2	486.2

Long-term debt	475.2	382.4
Other liabilities	166.5	124.1

Total liabilities	1,137.9	992.7

Shareholders’ equity	1,084.9	1,026.2

Total liabilities and shareholders’ equity	$2,222.8	$2,018.9

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three and Twelve
Months Ended September 30, 2006 and September 30, 2005
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Income (loss) before taxes	$(64.8)	$(16.0)	$218.1	$158.1
Income from discontinued operations	—	—	—	(0.2)
Deferred contribution charge	—	—	—	45.7
Restructuring and other charges	2.5	8.4	9.4	9.5
Impairment of intangibles	60.2	1.4	61.2	23.4

Adjusted income (loss) before taxes	(2.1)	(6.2)	288.7	236.5
Income tax expense (credit)	(3.7)	(5.5)	106.8	85.1

Adjusted net income (loss)	$1.6	$(0.7)	$181.9	$151.4

Diluted income (loss) per share (items net of tax)	$(0.59)	$(0.13)	$1.96	$1.47
Income from discontinued operations	—	—	—	(0.01)
Deferred contribution charge	—	—	—	0.43
Restructuring and other charges	0.04	0.10	0.08	0.10
Impairment of intangibles	0.57	0.02	0.58	0.22

Adjusted diluted income (loss) per share	$0.02	$(0.01)	$2.62	$2.21

Net income (loss)	$(39.4)	$(8.4)	$135.9	$100.6
Income from discontinued operations	—	—	—	(0.2)
Income tax expense (credit)	(25.4)	(7.6)	82.2	57.7
Interest	6.8	6.7	39.6	41.5
Costs related to refinancing	—	1.3	—	1.3
Depreciation	12.8	12.1	51.0	49.6
Amortization, including marketing fee	3.7	7.0	16.0	17.6
Loss on Impairment	60.2	1.4	61.2	23.4

EBITDA	$18.7	$12.5	$385.9	$291.5

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
(in millions, except per share data)
Results of Operations
(1)	Basic earnings per common share is calculated by dividing net income by average common shares outstanding during the period.

(2)	Diluted earnings per common share is calculated by dividing net income by the average common shares and dilutive potential common shares (common stock options and restricted stock) outstanding during the period. If there is a loss, diluted earnings per share is equal to basic earnings per share.

(3)	“EBITDA” is defined as net income before interest, taxes, depreciation and amortization as well as certain other items such as the impact of discontinued operations, the cumulative effect of changes in accounting, costs associated with debt refinancings and other non-recurring, non-cash items effecting net income. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.